Filed Pursuant to Rule 433
                                                     Registration No. 333-140923

HSI Asset Loan Obligation Trust
Mortgage Pass-Through Certificates,
Series 2007-AR2

HSI Asset Securitization Corporation
Depositor
(Commission File No. 333-140923)

HSBC Bank USA, National Association
Sponsor and Seller

Deutsche Bank National Trust Company
Trustee

HSBC Securities (USA), Inc.
Lead Underwriter

                STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The information in this free writing prospectus, if conveyed prior to the time of your contractual commitment to purchase any of the securities described herein, supersedes any information contained in any prior similar materials relating to the securities. The information in this free writing prospectus is preliminary, and is subject to completion or change. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an offer to purchase the securities, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the securities, until we have conveyed to you a preliminary prospectus relating to the securities and we have accepted your offer to purchase securities. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

                    IMPORTANT NOTICE REGARDING THE CONDITIONS
                  FOR THIS OFFERING OF ASSET-BACKED SECURITIES

The securities referred to in these materials are being offered when, as and if issued. HSI Asset Securitization Corporation (the "Depositor") is not obligated to issue such securities or any similar security and the underwriter's obligation to deliver such securities is subject to the terms and conditions of the underwriting agreement with the Depositor and the availability of such securities when, as and if issued by the issuer. You are advised that the terms of the securities, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. You are advised that securities may not be issued that have the characteristics described in these materials. The underwriter's obligation to sell such securities to you is conditioned on the mortgage loans and securities having the characteristics described in these materials. If for any reason the issuing entity does not deliver such securities, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

                                                      Filed Pursuant to Rule 433
                                                     Registration No. 333-140923

The information in this free writing prospectus may be based on preliminary assumptions about the mortgage loans and the structure. Any such assumptions are subject to change. The information in this free writing prospectus may reflect parameters, metrics or scenarios specifically requested by you. If so, prior to the time of your commitment to purchase, you should request updated information based on any parameters, metrics or scenarios specifically required by you.

THE DEPOSITOR HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SECURITIES AND EXCHANGE COMMISSION (THE SEC) FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE DEPOSITOR HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE DEPOSITOR AND THE OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE DEPOSITOR, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS AT NO CHARGE IF YOU REQUEST IT BY CALLING TOLL-FREE 866-811-8049.

                        THE SERIES 2007-AR2 CERTIFICATES

                               Initial Class        Related      Initial
                                Certificate          Loan       Interest                                         S&P        Fitch
Class                            Balance(1)          Group        Rate                Designation               Rating      Rating
---------------------         -------------         -------    -----------     ---------------------------      ------      ------
Offered Certificates:
Class I-A-1                     $22,552,000            I       Variable(3)      Super Senior/Pass-Through         AAA        AAA
Class I-A-2                      $1,125,000            I       Variable(3)     Senior Support/Pass-Through        AAA        AAA
Class II-A-1                   $204,241,000           II       Variable(4)      Super Senior/Pass-Through         AAA        AAA
Class II-A-2                    $10,186,000           II       Variable(4)     Senior Support/Pass-Through        AAA        AAA
Class III-A-1                   $99,164,000           III      Variable(5)      Super Senior/Pass-Through         AAA        AAA
Class III-A-2                    $4,946,000           III      Variable(5)     Senior Support/Pass-Through        AAA        AAA
Class IV-A-1                    $55,235,000           IV       Variable(6)      Super Senior/Pass-Through         AAA        AAA
Class IV-A-2                     $2,755,000           IV       Variable(6)     Senior Support/Pass-Through        AAA        AAA
Class B-1                        $8,615,000           (2)      Variable(7)             Subordinate                 AA         AA
Class B-2                        $3,781,000           (2)      Variable(7)             Subordinate                 A          A+
Class B-3                        $1,681,000           (2)      Variable(7)             Subordinate                BBB        BBB+
Total Offered:                 $414,281,000
Non-Offered Certificates:
Class B-4                        $2,101,000           (2)      Variable(7)             Subordinate                 BB        BB+
Class B-5                        $1,891,000           (2)      Variable(7)             Subordinate                 B          B+
Class B-6                        $1,890,811           (2)      Variable(7)             Subordinate                 NR         NR
Class R                                $100           II       Variable(4)           Senior/Residual               NR         NR
Class P                                $100           (2)          N/A            Prepayment Penalties             NR         NR
Total Non-Offered:               $5,883,011
Total:                         $420,164,011
----------------------------------------------------------------------------------------------------------------------------------

(1)   Approximate. Subject to variance of plus or minus 5%.

(2) The Class B-1, Class B-2, Class B-3, Class B-4, Class B-5, Class B-6 and Class P Certificates will be related to each of loan group I, loan group II, loan group III and loan group IV as further described in this Prospectus Supplement.

(3) For each distribution date, the pass-through rate for the Class I-A-1 and Class I-A-2 Certificates will equal a per annum rate equal to the weighted average of the net rates for the mortgage loans in loan group I. The initial pass-through rate for the Class I-A-1 and Class I-A-2 Certificates will be equal to approximately 5.58823% per annum.

(4) For each distribution date, the pass-through rate for the Class II-A-1, Class II-A-2 and Class R Certificates will equal a per annum rate equal to the weighted average of the net rates for the mortgage loans in loan group
      II. The initial pass-through rate for the Class II-A-1, Class II-A-2 and Class R Certificates will be equal to approximately 6.01857% per annum.

(5) For each distribution date, the pass-through rate for the Class III-A-1 and Class III-A-2 Certificates will equal a per annum rate equal to the weighted average of the net rates for the mortgage loans in loan group
      III. The initial pass-through rate for the Class III-A-1 and Class III-A-2 Certificates will be equal to approximately 5.88967% per annum.

(6) For each distribution date, the pass-through rate for the Class IV-A-1 and Class IV-A-2 Certificates will equal a per annum rate equal to the weighted average of the net rates for the mortgage loans in loan group IV. The initial pass-through rate for the Class IV-A-1 and IV-A-2 Certificates will be equal to approximately 6.12308% per annum.

(7) The pass-through rate on the Class B-1, Class B-2, Class B-3, Class B-4, Class B-5 and Class B-6 Certificates will be equal to the weighted average of the net mortgage rates of the Mortgage Loans in loan group I, loan group II, loan group III and loan group IV, weighted in proportion to the results of subtracting from the aggregate principal balance of the related loan group the aggregate certificate principal balance of the senior certificates related to that loan group. The initial pass-through rate for the Class B-1, Class B-2, Class B-3, Class B-4, Class B-5 and Class B-6 Certificates will be equal to approximately 5.97471% per annum.

                        THE SERIES 2007-AR2 CERTIFICATES

                                                       Final
                                                     Scheduled
                          Record    Delay/Accrual   Distribution         Minimum       Incremental
Class                     Date(1)     Period(2)        Date(3)       Denomination(4)   Denomination    CUSIP Number   ISIN Number
-----------------------   -------   -------------  --------------    ---------------   ------------    ------------   ------------
Offered Certificates:
Class I-A-1                 CM         24 day      September 2037        $25,000           $1           44329EAA9     US44329EAA91
Class I-A-2                 CM         24 day      September 2037        $25,000           $1           44329EAB7     US44329EAB74
Class II-A-1                CM         24 day      September 2037        $25,000           $1           44329EAC5     US44329EAC57
Class II-A-2                CM         24 day      September 2037        $25,000           $1           44329EAD3     US44329EAD31
Class III-A-1               CM         24 day      September 2037        $25,000           $1           44329EAE1     US44329EAE14
Class III-A-2               CM         24 day      September 2037        $25,000           $1           44329EAF8     US44329EAF88
Class IV-A-1                CM         24 day      September 2037        $25,000           $1           44329EAG6     US44329EAG61
Class IV-A-2                CM         24 day      September 2037        $25,000           $1           44329EAH4     US44329EAH45
Class B-1                   CM         24 day      September 2037        $25,000           $1           44329EAJ0     US44329EAJ01
Class B-2                   CM         24 day      September 2037        $25,000           $1           44329EAK7     US44329EAK73
Class B-3                   CM         24 day      September 2037        $25,000           $1           44329EAL5     US44329EAL56

Non-Offered Certificates:
Class B-4                   CM         24 day      September 2037        $25,000           $1           44329EAM3     US44329EAM30
Class B-5                   CM         24 day      September 2037        $25,000           $1           44329EAN1     US44329EAN13
Class B-6                   CM         24 day      September 2037        $25,000           $1           44329EAP6     US44329EAP60
                                                                     20% Percentage
Class R                     CM         24 day      September 2037       Interests          N/A          44329EAQ4     US44329EAQ44
                                                                     20% Percentage
Class P                     CM           N/A       September 2037       Interests          N/A          44329EAR2     US44329EAR27

(1) CM = For any distribution date, the last business day of the calendar month immediately preceding the distribution date (or in the case of the first distribution date, the closing date).

(2) 24 Day = For any distribution date, the interest accrual period will be the calendar month immediately preceding the month in which the related distribution date occurs (accrued certificate interest on each class of certificates is calculated on the basis of a 360-day year consisting of twelve 30-day months).

(3) Calculated as the distribution date in the month following the month in which the latest maturity date of any mortgage loan included in any loan group occurs.

(4) With respect to the initial European investors, the underwriters will only sell offered certificates in minimum total investment amounts of $100,000.

Pay Rules

GROUP 1

25 CPR
PAYRULES
   1. Pay to the I-A-1, I-A-2 pro rata until retired

GROUP 2

25 CPR
PAYRULES
   1. Pay to the II-A-1, II-A-2 pro rata until retired

GROUP 3

25 CPR
PAYRULES
   1. Pay to the III-A-1, III-A-2 pro rata until retired

GROUP 4

25 CPR
PAYRULES
   1. Pay to the IV-A-1, IV-A-2 pro rata until retired